As filed with the Securities and Exchange Commission on December 30, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gerdau S.A.	Gerdau Trade II Inc.
(Exact name of each Registrant as specified in its charter)

The Federative Republic of Brazil	Cayman Islands
(State or other jurisdiction of incorporation or organization)

Not Applicable	Not Applicable
(I.R.S. employer identification number)

Puglisi & Associates
Avenida Farrapos, 1811	850 Library Avenue, Suite 204
Porto Alegre, RS, Brazil	Newark, Delaware 19711
(55-51) 3814-4477	(302) 738 6680
(Address and telephone number of Registrants’ principal executive offices)	(Name, address and telephone number of agent for service)

Copy to:

Ross Kaufman
Greenberg Traurig, LLP
MetLife Building, 200 Park Avenue, New York, NY 10166
Tel: 212 801 9380
Fax: 212 801 6400

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined in light of market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Aggregate Offering Price/Amount of Registration Fee
Debt Securities(1)		(3)
Guarantees		(4)
Preferred Shares(2)

(1)                                  Debt securities of Gerdau S.A and debt securities of Gerdau Trade II Inc., fully and unconditionally guaranteed by Gerdau S.A.

(2)                                  Shares of Gerdau S.A., which may be represented by American Depositary Shares separately registered on Form F-6.

(3)                                  The registrants are registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. The registrants are deferring payment of registration fees in accordance with Rules 456(b) and 457(r).

(4)                                  Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

PROSPECTUS

Gerdau S.A.

Debt Securities and Guarantees

Preferred Shares

American Depositary Shares, each representing one Preferred Share

Gerdau Trade II Inc.

Guaranteed Debt Securities

Gerdau S.A. may use this prospectus to offer debt securities, preferred shares, directly or in the form of American Depositary Shares, from time to time, and Gerdau Trade II Inc. may offer debt securities guaranteed by Gerdau S.A. from time to time. A prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered.  Gerdau S.A.’s preferred shares are admitted to trading on the BOVESPA under the symbol GGBR4 and its American Depositary Shares, each representing one preferred share, are listed on the New York Stock Exchange under the symbol “GGB”.

We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.  The names of any underwriters or agents will be set forth in the prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

December 29, 2010

About this Prospectus	1
Forward-Looking Statements	2
Enforcement of Civil Liabilities	2
Gerdau S.A.	3
Gerdau Trade II Inc.	4
Use of Proceeds	4
Legal Ownership of Debt Securities	4
Description of the Debt Securities	6
Description of the Guarantees	19
Experts	19
Validity of the Securities	19
Where You Can Find More Information	19
Incorporation of Certain Documents by Reference	19

EX-1.1
EX-1.2
EX-4.1
EX-4.2
EX-4.3
EX-4.4
EX-5.1
EX-5.2
EX-5.3
EX-12.1
EX-23.1
EX-23.2
EX-23.3
EX-24.1
EX-25.1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, Gerdau may offer debt securities, preferred shares and American Depositary Shares, and Gerdau Trade II may offer debt securities guaranteed by Gerdau, in one or more offerings.

This prospectus provides you only with a general description of the debt securities and guarantees that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “Gerdau” are to Gerdau S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to “Gerdau Trade II “ are to Gerdau Trade II Inc. Terms such as “we,” “us” and “our” generally refer to one or both of Gerdau and Gerdau Trade II, as the context may require.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to our future prospects, developments and business strategies.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

It is possible that our future performance may differ materially from our current assessments due to a number of factors, including the following:

•              general economic, political and business conditions in our markets, both in Brazil and abroad, including demand and prices for steel products;

•              interest rate fluctuations, inflation and exchange rate movements of the reais in relation to the U.S. dollar and other currencies in which we sell a significant portion of our products or in which our assets and liabilities are denominated;

•              our ability to obtain financing on satisfactory terms;

•              prices and availability of raw materials;

•              changes in international trade;

•              changes in laws and regulations;

•              electric energy shortages and government responses to them;

•              the performance of the Brazilian and the global steel industries and markets;

•              global, national and regional competition in the steel market; and

•              protectionist measures imposed by steel-importing countries.

Our forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our SEC reports incorporated by reference in this prospectus. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

Brazil

A final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the notes would be recognized in the courts of Brazil and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). This ratification is available only if:

•              the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•              the judgment was issued by a competent court either after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•              the judgment is not subject to appeal;

•              the judgment has been authenticated by a Brazilian consulate in the State of New York;

•              the judgment has been translated into Portuguese by a certified sworn translator; and

•              the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

Civil actions may be brought before Brazilian courts in connection with this prospectus supplement based on the federal securities laws of the United States, and Brazilian courts may enforce such liabilities in such actions against Gerdau (provided that the relevant provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by Brazilian law. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of a suit in Brazil must post a bond to cover the legal fees and court expenses of the defendant, unless there are real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the debt securities.

Cayman Islands

Gerdau Trade II has been advised by its Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over a defendant according to Cayman Islands conflict of law rules. To be so enforced the foreign judgment must be final and for a liquidated sum not in respect of taxes or a fine or penalty or of a kind inconsistent with a Cayman Islands judgment in respect of the same matters or obtained in a manner, and is not of a kind the enforcement of which is contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will:

•              recognize or enforce judgments of U.S. courts based on the civil liability provisions of the securities laws of the United States or any State thereof; or

•              in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions the securities laws of the United States or any State thereof, in each case, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

GERDAU S.A.

According to the Brazilian Steel Institute (IABr - Instituto Aço Brasil), Gerdau is Brazil’s largest producer of long rolled steel. Gerdau holds significant market share in the steel industries of almost all countries where it operates and has been classified by World Steel Association as the world’s 13th largest steel producer based on its consolidated crude steel production in 2009.

Gerdau operates steel mills that produce steel by direct iron-ore reduction (DRI) in blast furnaces and in electric arc furnaces (EAF). In Brazil it operates four integrated steel mills, including its largest mill, Ouro Branco unit, an integrated steel mill located in the state of Minas Gerais. We currently have a total of 59 steel producing units globally, including joint ventures and associate companies. The joint ventures include a unit located in the United States for the production of flat rolled steel and another unit in India. The associate companies are Aceros Corsa in Mexico; Corporación Centroamericana del Acero in Guatemala; and INCA in the Dominican Republic.

In the year ended December 31, 2009, approximately 37.0% of all physical sales were generated from Brazil operations, 35.3% from North American operations, 14.4% from Latin American operations and 13.3% from Specialty Steel operations.

As of December 31, 2009, total consolidated installed capacity, excluding our investments in joint ventures and associates, unconsolidated companies, was approximately 26 million tonnes of crude steel and 22 million tonnes of rolled steel products. In the same period, we had total consolidated assets of R$ 44.6 billion, consolidated net sales of R$ 26.5 billion, total consolidated net income (including non-controlling interests) of R$ 1.0 billion and shareholders’ equity (including non-controlling interests) of R$ 22.0 billion.

Gerdau offers a wide array of steel products, which are manufactured according to an extensive variety of customer specifications. Its product mix includes crude steel (slabs, blooms and billets) sold to rolling mills, finished products for the construction industry such as rods and structural bars, finished products for industry such as commercial rolled steel bars and machine wire and products for farming and agriculture such as poles, smooth wire and barbed wire. Gerdau also produces specialty steel products utilizing advanced technology and normally with a certain degree of customization for the manufacture of tools and machinery, chains, locks and springs, mainly for the automotive and mechanical industries.

A significant and increasing portion of Gerdau’s steel production assets is located outside Brazil, particularly in the United States and Canada, as well as in Latin America and Europe. Gerdau began its expansion into North America in 1989, when consolidation in the global steel market effectively began. Gerdau currently operates 19 steel production units in the United States and Canada through its principal entity, Gerdau Ameristeel, and believes that it is one of the market leaders in North America in terms of production of some long steel products, such as rods, commercial rolled steel bars, extruded products and girders.

Our operating strategy is based on the acquisition or construction of steel mills located close to our customers and sources of the raw materials required for steel production, such as scrap metal, pig iron and iron ore. For this reason, most of our production has historically been geared toward supplying the local markets in which we have production operations. However, Gerdau also exports an important portion of its production mainly to Asia and South America.

Through its subsidiaries and affiliates, Gerdau also engages in other activities related to the production and sale of steel products, including reforestation; electric power generation projects; coking coal, iron ore and pig iron production; as well as fab shops and downstream operations.

Gerdau is a Brazilian corporation (Sociedade Anônima) that was incorporated on November 20, 1961 under the laws of Brazil. Its main registered office is located at Av. Farrapos, 1811, Porto Alegre, Rio Grande do Sul, Brazil, and the telephone number is +55 (51) 3323 2000.

GERDAU TRADE II INC.

Gerdau Trade II is Gerdau’s wholly-owned direct subsidiary. Gerdau Trade II was formed on November 23, 2010 as an exempted company incorporated with limited liability under the laws of the Cayman Islands in order to serve as “issuer” of debt securities hereunder, guaranteed fully and unconditionally by Gerdau as described herein.

As of the date hereof Gerdau Trade II has 50,000 authorized ordinary shares, with a par value of US$1.00 per share.  The registered office of Gerdau Trade II is Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, Grand Cayman, KY1-1104, Cayman Islands.  The Issuer was formed for the purpose of acting as a finance subsidiary of the Gerdau group in the Cayman Islands and currently has no assets (other than the proceeds of its paid up share capital), no operations, no revenues and no cash flows.

USE OF PROCEEDS

Gerdau

Unless otherwise indicated in an accompanying prospectus supplement, Gerdau intends to use the net proceeds from the sale of the debt securities for general corporate purposes.

Gerdau Trade II

Unless otherwise indicated in an accompanying prospectus supplement, Gerdau Trade II intends to on-lend the net proceeds from the sale of the debt securities to Gerdau or Gerdau’s subsidiaries and affiliates.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make a payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts with banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along to you, as an indirect holder, principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

•                     how it handles payments and notices with respect to the debt securities;

•                     whether it imposes fees or charges;

•                     how it handles voting, if applicable;

•                     how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•                     whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•                     how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•                     You cannot have the debt securities registered in your own name;

•                     You cannot receive physical certificates for your interest in the debt securities;

•                     You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•                     You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•                     The depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

•                     The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in a prospectus supplement, the special situations in which a global security representing our debt securities will terminate are:

•                     the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; or

•                     Gerdau, or Gerdau Trade II, as applicable, decides in its sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding what institutions will be the initial direct holders.

DESCRIPTION OF THE DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other specifications that will be disclosed in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in a prospectus supplement.

Indentures

Any debt securities and guarantees that we issue will be governed by an indenture. The trustee under the indenture has two main roles:

•                     First, the trustee can enforce your rights against Gerdau and Gerdau Trade II if Gerdau or Gerdau Trade II defaults. There are some limitations on the extent to which the trustee acts on your behalf, described below under “— Events of Default.”

•                     Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Gerdau will issue debt securities under an indenture we refer to as the Gerdau indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the Gerdau indenture will be The Bank of New York Mellon. Gerdau Trade II will issue debt securities guaranteed by Gerdau under an indenture we refer to as the Gerdau Trade II indenture.  Unless otherwise provided in the applicable prospectus supplement, the trustee under the Gerdau indenture will be The Bank of New York Mellon.

The indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the form of the Gerdau indenture and the Gerdau Trade II indenture with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Sections 1.12 and 1.14)

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series and to both the Gerdau and Gerdau Trade II indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series.  We may issue debt securities and other securities at any time without your consent and without notifying you.

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in minimum denominations of US$1,000 and any integral multiple thereof. (Section 3.2)

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.4)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity that maintains the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Section 3.4)

You will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar. (Section 3.4)

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. (Sections 3.6 and 3.1.5)

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York City. We may also choose to pay interest by mailing checks. We may also arrange for additional payment offices, and we may cancel or change our use of these offices, including the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. (Sections 2.2, 10.3 and 10.4)

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to us or (if then held in trust) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.4)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 1.6)

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities. Such changes may or may not require the consent of the holders, as described below. A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. Those types of changes are:

•                     a change in the stated maturity for any principal or interest payment on the debt securities;

•                     a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•                     a change in the obligation to pay additional amounts;

•                     a change in the currency of any payment on the debt securities;

•                     a change in the place of any payment on the debt securities;

•                     an impairment of the holder’s right to sue for payment of any amount due on its securities;

•                     a reduction in the percentage in principal amount of the outstanding debt securities needed to change the indenture or the debt securities;

•                     a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•                     a reduction in the percentage in principal amount of the outstanding debt securities needed to waive compliance with the indenture or to waive defaults; and

•                     a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a revision or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities. (Section 9.2)

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees. (Section 9.1)

Changes Requiring Majority Approval

Each indenture provides that other changes to the indenture and the outstanding debt securities under the indenture and any waiver of any provision of the indenture must be approved by the holders of a majority in principal amount of each series of securities affected by the change or waiver. The required approval must be given by written consent. (Section 9.2)

Each indenture provides that the same majority approval would be required for Gerdau or Gerdau Trade II to obtain a waiver of any of its covenants in the applicable indenture. The covenants of Gerdau and Gerdau Trade II in each indenture include the promises Gerdau and Gerdau Trade II make about merging and creating liens on their assets, which are described below under “—Certain Covenants—Mergers and Similar Transactions” and “—Certain Covenants—Limitation on Liens.” If the holders approve a waiver of a covenant, Gerdau and Gerdau Trade II will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indentures, as it affects any security, that Gerdau and Gerdau Trade II cannot change without the approval of the holder of that security as described above in “— Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 9.2)

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment, repurchase or redemption. Debt securities held by Gerdau Trade II, Gerdau or their affiliates are not considered outstanding. (Section 1.1)

Gerdau or Gerdau Trade II will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Gerdau or Gerdau Trade II, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days). (Sections 1.4.5, 1.4.6 and 1.4.7)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “— Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity. (Section 11.1.1)

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot or, in the trustee’s discretion, pro rata. (Section 11.5)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “— Notices.” (Section 11.2)

Subject to any restrictions described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we will have the option to redeem the debt securities in whole (but not in part) if (i) as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, we are required to pay additional amounts, as described below under “— Payment of Additional Amounts,” in excess of those attributable to Brazilian or (in the case of securities issued under the Gerdau Trade II indenture) Cayman Islands withholding tax on the basis of a statutory rate of 15% and (ii) the obligation cannot be avoided by Gerdau or Gerdau Trade II, as applicable, after taking measures that Gerdau or Gerdau Trade II, as applicable, considers reasonable to avoid it. This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities.

If the debt securities are redeemed, the redemption price for the debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given. (Section 11.1.3)

Payment of Additional Amounts

Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands (in the case of securities issued under the Gerdau Trade II indenture), a successor jurisdiction or any authority therein or thereof having power to tax, unless Gerdau or Gerdau Trade II, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Gerdau or Gerdau Trade II, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Gerdau nor Gerdau Trade II will have to pay additional amounts:

•                     to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such security by reason of his having some connection with Brazil or (in the case of securities issued under the Gerdau Trade II indenture) the Cayman Islands other than the mere holding of the security and the receipt of payments with respect to the security;

•                     in respect of securities surrendered (if surrender is required) more than 30 days after the Relevant Date except to the extent that the holder of such security would have been entitled to such additional amounts on surrender of such security for payment on the last day of such period of 30 days;

•                     where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

•                     to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands (in the case of securities issued under the Gerdau Trade II indenture) or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and Gerdau or Gerdau Trade II, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;

•                     in respect of any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge;

•                     in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the security; or

•                     in respect of any combination of the above. (Section 10.8)

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 3.1)

The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Gerdau Trade II nor Gerdau shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. (Section 10.8.1)

Any reference in this prospectus, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities or the guarantees by Gerdau Trade II or Gerdau, as applicable, will be deemed to include any additional amount, unless the context requires otherwise, that may be payable in respect of such principal, interest or other amounts payable.

Repurchase of Bonds upon a Change of Control

Not later than 30 days following a Change of Control that results in a Ratings Decline, Gerdau (or in the case of the Gerdau Trade II indenture, Gerdau Trade II), will make an Offer to Purchase all outstanding securities at a purchase price equal to 101.0% of the principal amount plus accrued interest to the date of purchase.

“Change of Control” means: (1) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, other than any Permitted Holders) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the outstanding voting stock of Gerdau, including as a result of any merger or consolidation transaction including Gerdau or any of the other Guarantors; or (2) Permitted Holders, directly or indirectly, cease to have the power to direct or cause the direction of the management and policies of Gerdau, whether through the ownership of voting securities, by contract or otherwise.

“Permitted Holders” means any or all of the following:

(1)  any member of the Gerdau Johannpeter Family or any Affiliate or Affiliates of any of the foregoing; and

(2)  any person the voting stock of which (or in the case of a trust, the beneficial interests in which) is owned at least 51% by persons specified in clause (1).

“Rating Agencies” means, as applicable, (i) Standard & Poors Corporation, a division of The McGraw-Hill Company, (ii) Moody’s Investors Service, Inc., or (iii) Fitch Ratings Ltd.

“Ratings Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the bonds is under publicly announced consideration for possible downgrade by either Rating Agency) after the date of public notice of a Change of Control, or of Gerdau’s publicly declared intention or that of any person or entity to effect a Change of Control, the then-applicable rating of the bonds is decreased by either Rating Agency by one or more categories so long as any such Ratings Decline is expressly stated by the applicable Rating Agency to have been the result of the Change in Control

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of securities subject to the offer and the purchase price.  The offer must specify an expiration date, which we refer to as the “Expiration Date,” not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase, which we refer to as the “Purchase Date,” not more than five Business Days after the Expiration Date.  The offer must include information concerning the business of Gerdau which it believes will enable the holders to make an informed decision with respect to the Offer to Purchase.  The offer will also contain instructions and materials necessary to enable holders to tender bonds pursuant to the offer.  Gerdau will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

A holder may tender all or any portion of its securities pursuant to an Offer to Purchase, subject to the requirement that any portion of a security tendered must be in a multiple of US$1,000 principal amount and that the minimum tender of any holder must be no less than US$100,000. Holders shall be entitled to withdraw securities tendered up to the close of business on the Expiration Date. On the Purchase Date the purchase price will become due and payable on each security accepted for purchase pursuant to the Offer to Purchase, and interest on bonds purchased will cease to accrue on and after the Purchase Date.

Gerdau agrees to obtain all necessary consents and approvals from all appropriate Brazilian and other governmental authorities or agencies having jurisdiction over Gerdau and the Offer to Purchase for the remittance of funds outside of Brazil prior to making any Offer to Purchase. Any failure to obtain such consents and approvals shall constitute an Event of Default.

Certain Covenants

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, Gerdau and Gerdau Trade II will agree that they will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any person, unless:

(1)           the resulting, surviving or transferee person or persons (if not Gerdau or Gerdau Trade II) will be a person or persons organized and existing under the laws of Brazil, the Cayman Islands, the United States, any State thereof or the District of Columbia, Canada or any other country that is a member country of the European Union or of the Organisation for Economic Co-operation and Development on the date of the applicable indenture, and such person or persons expressly assume, by a supplemental indenture to the applicable indenture, executed and delivered to the trustee, all the obligations of Gerdau or Gerdau Trade II, as the case may be, under the indenture;

(2)           the resulting, surviving or transferee person or persons (if not Gerdau or Gerdau Trade II), if not organized and existing under the laws of Brazil or the Cayman Islands undertakes, in such supplemental indenture, to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary in order that every net payment made in respect of the bonds or the guarantees, as applicable, after deduction or withholding for or on account of any present or future tax, penalty, duty, assessment, fee or other governmental charge (and any fines, penalties, interest or other liabilities related thereto) imposed by the United States or such other country, as the case may be, or any political subdivision or taxing authority thereof or therein will not be less than the amount of principal (and premium, if any) and interest then due and payable on the bonds, subject to the same exceptions set forth under clauses (i), (ii) and (iii) under “Payment of Additional Amounts” but adding references to the United States or such other country to the existing references in such clause to Brazil or the Cayman Islands;

(3)           immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default with respect to any security issued under the applicable indenture will have occurred and be continuing; and

(4)           Gerdau and Gerdau Trade II will have delivered to the trustee an officers’ certificate and an opinion of legal counsel of recognized standing, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with the indenture and that all conditions precedent under the indenture to the consummation of such transaction have been satisfied.

The trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in this covenant, in which event it will be conclusive and binding on the holders. (Section 8.1)

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Gerdau and (in the case of securities issued under the Gerdau Trade II indenture) Gerdau Trade II will covenant that for so long as any securities remain outstanding, Gerdau Trade II will not create or suffer to exist any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a “Lien”), upon any of its property or assets now owned or hereafter acquired by it or on its Capital Stock and Gerdau will not, nor will Gerdau permit any Restricted Subsidiary to, create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it or on any of their Capital Stock securing any obligation except for permitted liens (as defined below), without securing the outstanding securities equally and ratably therewith at the same time or prior thereto.  (Section 10.10)

For purposes of this covenant, “Permitted Liens” means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance:

•                     (1) in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof or of any Lien in clause (2), (3) or (4) below; provided, however, that the total amount of Debt so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;

•                     (2)  any Lien on any property or assets (including Capital Stock of any person) securing Debt incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the date of the indenture; provided that (a) the aggregate principal amount of Debt secured by such Lien will not exceed (but may be less than) the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (b) such Lien is incurred before, or within 120 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of Gerdau or any Restricted Subsidiary; and provided, further, that to the extent that the property or asset acquired is Capital Stock, such Lien also may encumber other property or assets of the person so acquired;

•                     (3)  any Lien securing Debt incurred for the purpose of financing all or part of the cost of the acquisition, construction or development of a project (including mini-mills and other facilities); provided that the lenders of such Debt expressly agree to limit their recourse in respect of such Debt to assets (including Capital Stock of the project entity) and/or revenues of such project with an aggregate value of not more than the amount of such Debt; and provided, further, that the Lien is incurred before, or within 120 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of Gerdau or any Subsidiary;

•                     (4)  any Lien existing on any property or assets of any person before that person’s acquisition by, merger into or consolidation with Gerdau or any Restricted Subsidiary after the date of the indenture; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation, (b) the Debt secured by such Lien may not exceed the Debt secured on the date of such acquisition, merger or consolidation, (c) such Lien will not apply to any other property or assets of Gerdau or any of its Restricted Subsidiaries and (d) such Lien will secure only the Debt that it secures on the date of such acquisition, merger or consolidation;

•                     (5)  any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers’, warehousemen’s and mechanics’ liens and other similar encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

•                     (6)  any pledge or deposit made in connection with workers’ compensation, unemployment insurance or other similar social security legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which Gerdau or any Restricted Subsidiary is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Gerdau or any Restricted Subsidiary is a party or deposits for the payment of rent, in each case made in the ordinary course of business;

•                     (7)  any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of Gerdau or any Restricted Subsidiary in the ordinary course of business;

•                     (8)  any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by IFRS;

•                     (9)  minor defects, easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or assets or minor imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of Gerdau or any Restricted Subsidiary, and which are made on customary and usual terms applicable to similar properties;

•                     (10) any rights of set-off of any person with respect to any deposit account of Gerdau or any Restricted Subsidiary arising in the ordinary course of business and not constituting a financing transaction;

•       (11) any Liens granted to secure borrowings from, directly or indirectly, (a) Banco Nacional de Desenvolvimento Econômico e Social—BNDES, or any other Brazilian governmental development bank or credit agency or (b) any international or multilateral development bank, government-sponsored agency, export import bank or official export-import credit insurer;

•                     (12) any Liens on the inventory or receivables of Gerdau or any Restricted Subsidiary securing the obligations of such person under any lines of credit or working capital facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate principal amount of Debt incurred that is secured by receivables that will fall due in any fiscal year shall not exceed (a) with respect to transactions secured by receivables from export sales, 80% of Gerdau’s consolidated gross revenues from export sales for the immediately preceding fiscal year of Gerdau; or (b) with respect to transactions secured by receivables from domestic (Brazilian) sales, 80% of such person’s consolidated gross revenues from sales within Brazil for the immediately preceding fiscal year of Gerdau; and provided, further, that Advance Transactions will not be deemed transactions secured by receivables for purpose of the above calculation; and

•                     (13) in addition to the foregoing Liens set forth in clauses (1) through (12) above, Liens granted after the date of the Gerdau indenture or the Gerdau Trade II indenture, as applicable, upon or in respect of any asset of Gerdau securing Debt of Gerdau or any Restricted Subsidiary (including, without limitation, guarantees of Gerdau or any Restricted Subsidiary) the aggregate principal amount of which, at any time of determination, does not exceed 15% of Consolidated Net Tangible Assets.

“Consolidated Net Tangible Assets” means the total amount of assets of Gerdau and its Subsidiaries less (a) applicable depreciation, amortization and other valuation reserves, (b) all current liabilities excluding intercompany Debt and (c) all goodwill, trade names, trademarks, patents, and other intangibles, each as set forth on the most recent financial statements delivered by Gerdau to the trustee in accordance with “— Covenants — Reporting Requirements.”

“Advance Transaction” means an advance from a financial institution involving either (a) a foreign exchange contract (ACC — Adiantamento sobre Contrato de Câmbio) or (b) an export contract (ACE — Adiantamento sobre Cambiais Entregues).

You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if Gerdau Trade II chooses to apply them to that series, in which case we will so state in the prospectus supplement. (Section 12.1 of the Gerdau indenture; Section 13.1 of the Gerdau Trade II indenture)

If the applicable prospectus supplement states that full defeasance will apply to a particular series, Gerdau and (in the case of securities issued under the Gerdau Trade II indenture) Gerdau Trade II will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that Gerdau or Gerdau Trade II, as applicable, in addition to other actions, puts in place the following arrangements for you to be repaid:

•                     Gerdau or Gerdau Trade II, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•                     Gerdau or Gerdau Trade II, as applicable, must deliver to the trustee a legal opinion of counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law Gerdau or Gerdau Trade II, as applicable, may make the above deposit without causing you to be taxed on the debt securities any differently than if Gerdau or Gerdau Trade II, as applicable, did not make the deposit and instead repaid the debt securities itself. (Sections 12.2 and 12.4 of the Gerdau indenture; Sections 13.2 and 13.4 of the Gerdau Trade II indenture)

If Gerdau or Gerdau Trade II ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to Gerdau or Gerdau Trade II for repayment in the unlikely event of any shortfall. However, even if Gerdau or Gerdau Trade II takes these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•                     to register the transfer and exchange of debt securities;

•                     to replace mutilated, destroyed, lost or stolen debt securities;

•                     to maintain paying agencies; and

•                     to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series, Gerdau or Gerdau Trade II can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Gerdau or Gerdau Trade II would be required to take all of the steps described above under “— Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service. (Sections 12.3 and 12.4 of the Gerdau indenture; Sections 13.3 and 13.4 of the Gerdau Trade II indenture)

If Gerdau or Gerdau Trade II were to accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•                     any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•                     the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is an Event of Default?”.

If Gerdau or Gerdau Trade II accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 12.3 and 12.4 of the Gerdau indenture; Sections 13.3 and 13.4 of the Gerdau Trade II indenture)

Ranking

The debt securities will rank equally with all the other unsecured and unsubordinated Debt of Gerdau or Gerdau Trade II, as the case may be. The guarantees will rank equally with all other unsecured and unsubordinated Debt of Gerdau. (Section 10.20)

Events of Default

Each indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:

(1)           there is a failure to pay interest (including any related additional amounts) on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

(2)           there is failure to pay principal (including any related additional amounts) of any bond when the same becomes due and payable upon redemption or as described under “—Covenants—Repurchase upon a Change of Control” or otherwise;

(3)           either of Gerdau or Gerdau Trade II fails to comply with any of the covenants described under “—Covenants—Limitation on the Issuer,” “—Covenants—Limitation on Liens,” “—Covenants—Limitation on Transactions with Affiliates” or “—Covenants—Limitation on Consolidation, Merger or Transfer of Assets,” and such failure continues for 30 days after the notice specified below;

(4)           any of the Transaction Parties fails to comply with any of its covenants or agreements in the bonds or the indenture (other than those referred to in (1), (2) and (3) above), and such failure continues for 60 days after the notice specified below;

(5)           any of the Transaction Parties or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for borrowed money by such Transaction Parties or any such Significant Subsidiary (or the payment of which is guaranteed by such Transaction Parties or any such Significant Subsidiary) whether such Debt or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt after giving effect to any grace period provided in such Debt on the date of such default, which we refer to as a “Payment Default,” or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, totals U.S.$35.0 million (or the equivalent thereof at the time of determination) or more in the aggregate;

(6)           one or more final judgments or decrees for the payment of money of US$35.0 million (or the equivalent thereof at the time of determination) or more in the aggregate are rendered against any of the Transaction Parties or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(7)           certain events of bankruptcy or insolvency of any of the Transaction Parties or any Significant Subsidiary occur; or

(8)           any guarantee of the bonds ceases to be in full force and effect or any of the Guarantors denies or disaffirms its obligations under its guarantee of the bonds.

A Default under clause (3) or (4) above will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the bonds outstanding notify the Transaction Parties of the Default and the Transaction Parties do not cure such Default within the time specified after receipt of such notice. For the purposes of this description of debt securities

“Debt” means, with respect to any person, without duplication:

(a)           the principal of and premium, if any, in respect of (i) indebtedness of such person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(b)           all Capital Lease Obligations of such person;

(c)           all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable or other short-term obligations to suppliers payable within 180 days, in each case arising in the ordinary course of business);

(d)           all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

(e)           all Hedging Obligations of such person;

(f)            all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (other than obligations of other persons that are customers or suppliers of such person for which such person is or becomes so responsible or liable in the ordinary course of business to (but only to) the extent that such person does not, or is not required to, make payment in respect thereof);

(g)           all obligations of the type referred to in clauses (a) through (e) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(h)           any other obligations of such person which are required to be, or are in such person’s financial statements, recorded or treated as debt under IFRS.

“Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

“Capital Lease Obligations” means, with respect to any person, any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with IFRS; the amount of such obligation will be the capitalized amount thereof, determined in accordance with IFRS; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Significant Subsidiary” means any Subsidiary of Gerdau which at the time of determination either (i) had assets which, as of the date of Gerdau’s most recent quarterly consolidated balance sheet, constituted at least 10% of Gerdau’s total assets on a consolidated basis as of such date, or (ii) had revenues for the 12 month period ending on the date of Gerdau’s most recent quarterly consolidated statement of income which constituted at least 10% of Gerdau’s total revenues on a consolidated basis for such period. (Section 1.1)

“Restricted Subsidiaries” means any Subsidiary of Gerdau, including the Issuer, other than Gerdau Ameristeel Corporation, any of their subsidiaries and any other person in which they have an equity interest.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities. (Section 5.2)

Remedies upon an Event of Default

If an Event of Default (other than an Event of Default specified in clause (7) above) occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the bonds then outstanding of that series may declare all unpaid principal of and accrued interest on all bonds of that series to be due and payable immediately, by a notice in writing to the Transaction Parties (and to the trustee, if notice is given by the holders), stating that such notice is an “acceleration notice,” and upon any such declaration such amounts will become due and payable immediately.  If an Event of Default specified in clause (7) above occurs and is continuing, then the principal of and accrued interest on all bonds of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the applicable indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Gerdau or Gerdau Trade II, as applicable, has paid or deposited with the trustee under the applicable indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the applicable indenture and all amounts Gerdau or Gerdau Trade II owe the trustee; and provided further that all other defaults with respect to the debt securities of that series have been cured or waived. (Section 5.2)

The trustee is not required under either of the indentures to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.1)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•                     you must give the trustee under the applicable indenture written notice of a continuing event of default;

•                     the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

•                     they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•                     the trustee must not have taken action for 60 days after the above steps have been taken; and

•                     during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series. (Section 5.7)

Under each indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security and not paid in full on or after its due date by Gerdau or Gerdau Trade II. (Section 5.8)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of securities. (Section 5.13)

Gerdau and, in the case of the Gerdau Trade II indenture, Gerdau Trade II will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers and directors, as the case may be, that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. In addition, Gerdau and Gerdau Trade II, as applicable, will notify the trustee within 15 days after becoming aware of the occurrence of any event of default. (Section 10.16)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Additional Terms of the Gerdau Trade II Debt Securities

Unless otherwise specified in the applicable prospectus supplement, the Gerdau Trade II debt securities will have the following additional basic terms.

Guaranty by Gerdau

Payments of amounts due by Gerdau Trade II under the debt securities and the Gerdau Trade II indenture will be guaranteed by Gerdau. See “Description of the Guarantees.”

Restrictive Covenants

Limitation on Transactions with Affiliates

The Transaction Parties will not, nor will they permit any Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate, other than a Wholly-owned Subsidiary, which we refer to as an “Affiliate Transaction,” unless the terms of the Affiliate Transaction are no less favorable to such Transaction Party or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a person who is not an Affiliate.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Gerdau, (b) Gerdau and one or more Subsidiaries (including the Issuer) or (c) one or more Subsidiaries.

“Wholly-owned Subsidiary” means a Subsidiary all of the Capital Stock of which (other than directors’ qualifying shares) is owned by Gerdau or another Wholly-owned Subsidiary

Gerdau Trade II has agreed not to:

•                     incur any indebtedness for borrowed moneys, other than the issue of any securities under the Gerdau Trade II indenture;

Regarding the Trustee

The Bank of New York Mellon will serve as the trustee of the debt securities under the indentures. The Bank of New York Mellon may from time to time have other business relationships with Gerdau, Gerdau Trade II and their affiliates.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guaranty that we deliver in connection with an issuance of debt securities by Gerdau Trade II. When Gerdau Trade II sells a series of debt securities, Gerdau will execute and deliver a guaranty of that series of debt securities under the Gerdau Trade II indenture.

Pursuant to any guaranty, Gerdau will irrevocably and unconditionally agree, upon the failure of Gerdau Trade II to make the required payments under the applicable series of debt securities and the Gerdau Trade II indenture, to make any required payment. The amount to be paid by Gerdau under the guaranty will be an amount equal to the amount of the payment Gerdau Trade II fails to make. (Article 12 of the Gerdau Trade II indenture)

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Gerdau S.A.’s Annual Report on Form 20-F/A for the year ended December 31, 2009, and the effectiveness of Gerdau S.A. internal control over financial reporting , have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Greenberg Traurig LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York law; Mr. Expedito Luz, General Counsel of Gerdau S.A., will provide an opinion regarding the authorization of the debt securities and guarantees of Gerdau under Brazilian law; and Maples and Calder will provide an opinion regarding the authorization of the debt securities of Gerdau Trade II under Cayman Islands law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus. We incorporate by reference the following documents:

•                     our report on Form 6-K furnished to the SEC on June 2, 2010 (File No. 001-14878);

•                     our report on Form 6-K furnished to the SEC on September 15, 2010 (File No. 001-14878);

•                     our report on Form 6-K furnished to the SEC on November 5, 2010 (File No. 001-14878);

•                     our report on Form 6-K furnished to the SEC on December 17, 2010 (File No. 001-14878); and

•                     any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus;

•                     our annual report on Form 20-F/A for the fiscal year ended December 31, 2009, filed with the SEC on November 5, 2010 (File No. 001-14878);

•                     any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Gerdau’s Investor Relations Department located at Av. Farrapos, 1811, Porto Alegre, RS, Brazil (telephone: 55-51-3323-2000), email: inform@gerdau.com.br.

Gerdau S.A.

Debt Securities and Guarantees

Preferred Shares

American Depositary Shares, each representing one Preferred Share

Gerdau Trade II Inc.

Guaranteed Debt Securities

PROSPECTUS

December 29, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

Cayman Islands Law

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under Gerdau Trade II’s Memorandum and Articles of Association, it may indemnify its current and former directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses including legal expenses, whatsoever which any such director or officer may incur as a result of any act or failure to act, other than in relation to any liability incurred by reason of actual fraud or willful default of such person.

Brazilian Corporate Law

Neither the laws of Brazil nor Gerdau’s bylaws or other constitutive documents provide for indemnification of directors and officers. Under the Brazilian Civil Code, a person engaged in an illegal action must indemnify any third person that incurred losses or damages arising from such illegal action. Gerdau maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Gerdau itself with respect to payments which may be made by Gerdau to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 9.    Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement Basic Provisions for debt securities issued by Gerdau
1.2	Underwriting Agreement Basic Provisions for guaranteed debt securities issued by Gerdau Trade II
1.3	Form of Underwriting Agreement for Preferred Shares*
4.1	Form of indenture for debt securities issued by Gerdau
4.2	Form of indenture for debt securities issued by Gerdau Trade II
4.3	Form of debt security (included in Exhibits 4.1 and 4.2)
4.4	Form of guaranty (included in Exhibit 4.2)
5.1	Opinion of Expedito Luz, General Counsel of Gerdau S.A.
5.2	Opinion of Maples and Calder
5.3	Opinion of Greenberg Traurig, LLP
12.1	Calculation of Ratio of earnings to fixed charges
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes
23.2	Consent of Expedito Luz, General Counsel of Gerdau S.A. (included in exhibit 5.1)
23.3	Consent of Maples and Calder (included in exhibit 5.2)
23.4	Consent of Greenberg Traurig LLP (included in exhibit 5.3)
24.1	Powers of Attorney (included in pages II-5 to II-6 of this Registration Statement)
25.1	Statement of Eligibility of The Bank of New York Mellon with respect to the Gerdau and Gerdau Trade II indentures

*To be filed by amendment or incorporated by reference to a subsequently filed Report on Form 6-K.

Item 10. Undertakings

(a)           Each of the undersigned registrants hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6)           That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of a registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)           Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES OF GERDAU S.A.

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Porto Alegre, State of Rio Grande do Sul, Brazil, on December 29, 2010.

GERDAU S.A.

By:	/s/ André Bier Gerdau Johannpeter
Name: André Bier Gerdau Johannpeter
Title: Chief Executive Officer

By:	/s/ Osvaldo Burgos Schirmer
Name: Osvaldo Burgos Schirmer
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Osvaldo Burgos Schirmer and Mr. André Bier Gerdau Johannpeter, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ André Bier Gerdau Johannpeter	André Bier Gerdau Johannpeter	December 29, 2010
President and Chief Executive Officer

/s/ Osvaldo Burgos Schirmer	Osvaldo Burgos Schirmer	December 29, 2010
Vice President and Chief Financial Officer

By: /s/ Donald J. Puglisi	Puglisi & Associates	December 29, 2010
Authorized Representative of Gerdau S.A. in the United States

/s/ Jorge Gerdau Johannpeter	Jorge Gerdau Johannpeter	December 29, 2010
Chairman of the Board of Directors

/s/ Germano Hugo Gerdau Johannpeter	Germano Hugo Gerdau Johannpeter	December 29, 2010
Vice-Chairman

/s/ Klaus Gerdau Johannpeter	Klaus Gerdau Johannpeter	December 29, 2010
Vice-Chairman

/s/ Frederico Carlos Gerdau Johannpeter	Frederico Carlos Gerdau Johannpeter	December 29, 2010
Vice-Chairman

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André Pinheiro de Lara Resende
Director

Affonso Celso Pastore
Director

Oscar de Paula Bernardes Neto
Director

/s/ André Bier Gerdau Johannpeter	André Bier Gerdau Johannpeter	December 29, 2010
Director

/s/ Claudio Johannpeter	Claudio Johannpeter	December 29, 2010
Director

/s/ Expedito Luz	Expedito Luz	December 29, 2010
Secretary-General

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SIGNATURES OF GERDAU TRADE II INC.

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Porto Alegre, State of Rio Grande do Sul, Brazil, on December 29, 2010.

GERDAU TRADE II INC.

By:	/s/ André Bier Gerdau Johannpeter
Name: André Bier Gerdau Johannpeter
Title: Director

By:	/s/ Osvaldo Burgos Schirmer
Name: Osvaldo Burgos Schirmer
Title: Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Osvaldo Burgos Schirmer and André Bier Gerdau Johannpeter, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ André Bier Gerdau Johannpeter	André Bier Gerdau Johannpeter	December 29, 2010
Director

/s/ Osvaldo Burgos Schirmer	Osvaldo Burgos Schirmer	December 29, 2010
Director

/s/ Claudio Johannpeter	Claudio Johannpeter	December 29, 2010
Director

/s/ Geraldo Toffanello	Geraldo Toffanello	December 29, 2010
Director

/s/ Expedito Luz	Expedito Luz	December 29, 2010
Director

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INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Underwriting Agreement Basic Provisions for debt securities issued by Gerdau
1.2	Underwriting Agreement Basic Provisions for guaranteed debt securities issued by Gerdau Trade II
1.3	Form of Underwriting Agreement for Preferred Shares*
4.1	Form of indenture for debt securities issued by Gerdau
4.2	Form of indenture for debt securities issued by Gerdau Trade II
4.3	Form of debt security (included in Exhibits 4.1 and 4.2)
4.4	Form of guaranty (included in Exhibit 4.2)
5.1	Opinion of Expedito Luz, General Counsel of Gerdau S.A.
5.2	Opinion of Maples and Calder
5.3	Opinion of Greenberg Traurig, LLP
12.1	Calculation of ratio of earnings to fixed charges
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes
23.2	Consent of Expedito Luz, General Counsel of Gerdau S.A. (included in exhibit 5.1)
23.3	Consent of Maples and Calder (included in exhibit 5.2)
23.4	Consent of Greenberg Traurig, LLP (included in exhibit 5.3)
24.1	Powers of Attorney (included in pages II-4 to II-6 of this Registration Statement)
25.1	Statement of Eligibility of The Bank of New York Mellon with respect to the Gerdau and Gerdau Trade II indentures

* To be filed by amendment or incorporated by reference to a subsequently filed Report on Form 6-K.

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